Exhibit 8.1

June 3, 2013

Structured Products Corp.
390 Greenwich Street
New York, NY   10013

Re:           Structured Products Corp. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Structured Products Corp., a Delaware corporation, (the “Registrant”) in connection with the above-captioned Registration Statement on Form S-3 (the “Registration Statement”) with respect to certain U.S. federal income tax aspects of the issuance by the Registrant of Certificates.  As described in the Registration Statement, the Certificates will be issued by various trusts (each a “Trust”) to be formed by the Registrant from time to time each pursuant to a base trust agreement and a separate series supplement thereto (the base trust agreement together with a specific series supplement a “Trust Agreement”), each between Structured Products Corp., as Trustor, and a Trustee and Securities Intermediary named therein (the “Trustee”).  Capitalized terms not otherwise defined herein are used as defined in the Registration Statement.

In that connection, we have examined copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion; including the Prospectus (the “Prospectus”) and form of Prospectus Supplement (the “Prospectus Supplement”), each of which form a part of the Registration Statement.

We hereby confirm that the statements sets forth in the Prospectus Supplement under the heading “Material U.S. Federal Income Tax Consequences,” which statements have been prepared by us, to the extent that such statements constitute matters of U.S. federal income tax law or legal conclusions with respect thereto, are accurate in all material respects as of the date hereof, and we hereby adopt and confirm the opinions set forth therein.  As more fully described in the previously referenced discussion in the Prospectus Supplement and the immediately succeeding paragraph, there can be no assurance, however, that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.

Structured Products Corp.
June 3, 2013

This Opinion Letter is based on the facts and circumstances set forth in the Prospectus, Prospectus Supplement and in the other documents reviewed by us.  Our opinion as to the matters set forth herein could change as a result of changes in facts and circumstances, changes in the terms of documents reviewed by us, or changes in the law subsequent to the date hereof.

We hereby consent to the filing of this Opinion Letter as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and the Prospectus contained therein.  In giving such consent, we do not consider that we are “experts,” within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP
ORRICK, HERRINGTON & SUTCLIFFE LLP